Exhibit 10.20
LOAN FORGIVENESS AGREEMENT

		LOAN FORGIVENESS AGREEMENT (this "Agreement") dated and effective as of October 6, 1999 (the "Effective Date") between
KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation (the
"Company"), and ___________________ ("Executive"), an individual.

W I T N E S S E T H:

		WHEREAS, the Company has secured a "split-dollar" life insurance policy on the life of Executive pursuant to a Split Dollar Insurance Agreement dated September 1, 1998 between the Company and Executive;

		WHEREAS, the Company desires to transfer to Executive the applicable life insurance policy and to terminate the Split Dollar Insurance Agreement, and in connection therewith to loan to Executive, pursuant to that certain Promissory Note in the original principal amount of_______________________________________ executed and delivered by Executive in favor of the Company on the date hereof (the "Note"), which represents 90% of the aggregate federal and state income taxes due from Executive on account of such life insurance policy transfer; and

		WHEREAS, subject to the terms and conditions set forth herein, the Company further desires to provide for the forgiveness of the principal and interest due under the Note.
		 NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the parties hereby agree as follows:

	1.	Loan Forgiveness. On the first day of each of the
following nine calendar years, beginning with January 1, 2000 (each of such dates being a "Forgiveness Date"), Executive shall be relieved of the obligation to pay (i) _______________ of the principal and (ii) all accrued interest due under the Note as of each such Forgiveness Date. Such amounts shall be automatically and immediately forgiven and canceled, provided that the following conditions have been met as of the applicable Forgiveness Date:

		1.1	Executive shall have continued employment with
the Company through the close of business of such Forgiveness Date; or

			1.2	In the event Executive shall have been
terminated (whether due to death, disability or otherwise) or have retired or resigned from his employment with the Company, that he shall have at all times been in full and complete compliance with his obligations not to compete with the Company and maintain confidentiality as set forth in Section 2 of this Agreement.

		Provided that the foregoing conditions have been met, at the close of business on the 9th of such Forgiveness Dates, the Company shall cancel the Note, record such cancellation on the books and records of the Company and deliver the original Note, marked canceled, to Executive, provided however, that the Company's failure to perform any of the foregoing acts shall not in any way affect the automatic cancellation of the debts and obligations of Executive under the Note. However, if the requirement set forth in subsection 1.1 above is not satisfied on any Forgiveness Date, or if the requirement set forth in Section 1.2 above has not at any time been satisfied, Executive shall be obligated to repay in cash to the Company the balance of the Note plus accrued interest, less only those amounts previously forgiven in accordance with this Agreement.

1.3	As a result of the loan forgiveness provided
under this Section, Executive shall incur forgiveness of indebtedness income for tax purposes ("Forgiveness Income"). As Executive incurs Forgiveness Income, the Company shall pay to Executive a payment (a "Gross-Up Payment") in an amount sufficient to enable Executive to pay all income and employment taxes (including any interest or penalties imposed with respect to such income and employment taxes) on the Forgiveness Income as well as all such income and employment taxes imposed upon the Gross-Up Payment.

		2.	Covenant Not to Compete and Confidentiality

2.1.	For the period beginning upon the termination
of the Executive's employment with the Company for any reason or upon Executive's resignation and retirement, and ending on the 9th Forgiveness Date, the Executive shall not engage or attempt to engage on his own behalf or on behalf of a third party, in any "Competitive Activity". The term "Competitive Activity" shall mean participation by the Executive, without the written consent of the Board of Directors of the Company, in the management of any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with any business operation activity conducted by the Company or its subsidiaries at the time of the termination of the Executive's employment. A business operation shall be considered a Competitive Operation if such business operation's sales of any product or service competitive with any product or service of the Company amounts to thirty percent (30%) of that business operation's total sales and if the Company's sales of said product or service of its comparable business operation amounts to thirty percent (30%) of the Company's total sales. "Competitive Activity" shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof other than in connection with a Competitive Operation of such enterprise. Without limiting the generality of the foregoing, Competitive Activity shall include becoming employed by or associated with Stelco-McMaster Ltd. or Slater Steels. The Executive agrees that if he shall breach any covenant of this Section 2.1, and shall continue to breach such covenant for a period of thirty (30) days after the Company shall have requested him to desist from such breach, then, any provisions hereof to the contrary notwithstanding, the full unpaid balance of the Note shall become immediately due and payable.

			2.2.	If the restrictions set forth in the preceding
paragraph or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. The Executive agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as said court shall deem reasonable.

			2.3.	The Executive agrees to receive Confidential
Information (as defined in this Section 2.3) of the Company in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means, except in the ordinary course of the Company's business, without the express written consent of the Board of Directors of the Company. The Executive further agrees that, upon termination of his employment with the Company, all documents, records, notebooks and similar repositories containing Confidential Information, including copies thereof, then in the Executive's possession, whether prepared by him or others, shall be left with the Company. For the purpose of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Company, not generally known in the industry in which the Company is or may become engaged, about the Company's products, processes or services.

		3.	Jurisdiction, Venue and Governing Law.  This
Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky (regardless of that jurisdiction or any other jurisdiction's choice of law principles).
To the extent permitted by law, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the State of Kentucky, and each party hereby waives any right it may have to object to venue. The parties each hereby stipulate that the state and federal courts located in the County of Boyd, State of Kentucky, shall have personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement.

	4.	Validity.  If any one or more of the provisions (or
any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

		5.	Attorneys' Fees.  The prevailing party shall be
entitled to recover from the losing party its attorneys fees and costs incurred in any action or proceeding, including arbitration, brought to interpret this Agreement or to enforce any right arising out of this Agreement.

	6.	No Waiver of Rights.  The delay or failure of either
party to enforce at any time any provision of this Agreement shall in no way be considered a waiver of any such provision, or any other provision, of this Agreement. No waiver of, or delay or failure to enforce any provision of this Agreement shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this Agreement.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Executive 					  KENTUCKY ELECTRIC STEEL, INC.



_______________________________    By:________________________________


Kentucky Electric Steel, Inc.
Supplemental Schedule for Exhibit 10.20
Loan Forgiveness Agreement

       Name                                    Title                          Amount
Charles C. Hanebuth          President and Chief Executive Officer	   $213,862
William J. Jessie            Vice President & Chief Financial Officer	   $ 69,315
Joseph E. Harrison           Vice President, Sales & Marketing    	   $101,470
William H. Gerak             Vice President, Administration	   $ 84,740